UNIT OPERATING AGREEMENT

DELHI UNIT

Holt-Bryant Zone

BEING PARTS OF TOWNSHIPS

17N 10E, 17N 9E, 17N 8E

and

16N 8E

RICHLAND, FRANKLIN AND MADISON PARISHES, LOUISIANA

UNIT OPERATING AGREEMENT

DELHI UNIT

Holt-Bryant Zone

RICHLAND, FRANKLIN AND MADISON PARISHES, LOUISIANA

THIS AGREEMENT is entered into as of the 1st day of June, 2006 (the “Effective Date”), by and between NGS Sub Corp. (hereinafter “NGS”), and Denbury Onshore, LLC (herein referred to as “Denbury” or “Unit Operator”).

WHEREAS, an agreement entitled "Unitization Agreement, Unitized Zone, Delhi - West Delhi Field, Richland, Franklin, and Madison Parishes, Louisiana,” dated as of July 1, 1952, was entered into by Sun Oil Company and C.H. Murphy, Jr., which was recorded with the Clerks of Court, State of Louisiana, in the Parish of Richland, in COB 152, File No. 151269, in the Parish of Franklin in Notarial Book 81, File No. 25742, and in Madison Parish in Oil and Gas Book C, File No. 7201, beginning at Page 543. This agreement as revised and ratified is referred to as the "Unit Agreement.”

WHEREAS, an agreement entitled “Unit Operating Agreement, Unitized Zone, Delhi - West Delhi Field, Richland, Franklin, and Madison Parishes, Louisiana,” dated as of July 1, 1952, was entered into by Sun Oil Company and C.H. Murphy, Jr., which was recorded with the Clerks of Court, State of Louisiana, in the Parish of Richland, in COB 152, File No. 151268, in the Parish of Franklin in Notarial Book 81, File No. 25741, and in Madison Parish in Oil and Gas Book C, File No. 7202. This agreement as revised and ratified is referred to as the "Unit Operating Agreement.”

WHEREAS, the above Agreements have been revised and ratified by the following (1) Revision of Exhibits dated February 10, 1953, recorded with the Clerks of Court, State of Louisiana, in the Parish of Richland, in COB 155, File No. 156001, in the Parish of Franklin in Notarial Book 84, File No. 31875, and in Madison Parish in Oil and Gas Book E, File No. 8575; (2) Ratification of Agreements and Revision of Exhibits dated May 31, 1955, recorded with the Clerks of Court, State of Louisiana, in the Parish of Richland, in COB 164, File No. 163791, in the Parish of Franklin in Notarial Book 93, File No. 55655, and in Madison Parish in Oil and Gas Book G, File No. 12316; (3) Ratification of Agreements and Revision of Exhibits dated December 15, 1974, recorded with the Clerks of Court, State of Louisiana, in the Parish of Richland (recorded twice), in COB 250, Page 686, Entry No. 216819, and in COB 250, Page 710, Entry No. 216820, in the Parish of Franklin in Notarial Book ____, File No. _______, and in Madison Parish in Book 35, Page 527, Entry No. 47125.

WHEREAS, following execution of the Unit Agreement and the Unit Operating Agreement, the following orders were issued by the State of Louisiana, Department of Conservation, Delhi Field: (1) No. 96-F dated January 31, 1953 (which defined the Delhi Field), No. 96-F-1 dated August 5, 1955 (which added unit acreage), No. 96-G-4 dated April 30, 1975 (which redefined the Holt-Bryant Zone of Delhi Field). The Holt-Bryant Zone is as defined in the latter Order No. 96-G-4, and the Unit Area insofar as the Holt-Bryant Zone is hereinafter referred to as the “Delhi Holt-Bryant Unit.”

WHEREAS, NGS represents that it owns an undivided 100% of the working interest (including the unleased mineral interests) in the Delhi Holt-Bryant Unit as defined in the above agreements (i.e., all of the Operator interest), and that it is selling same to Denbury. In said sale, NGS is conveying the said undivided one hundred percent (100%) working interest in the Delhi Holt-Bryant Unit to Denbury, subject to a reversionary interest of twenty-five percent (25%) after “Payout” (the “Reversionary Interest”). Payout is defined in those two certain Acts of Purchase and Sale Agreement I and II (collectively referred to as the “PSA”) between the parties dated as of May 8, 2006.

WHEREAS, the parties hereto have decided to amend and restate the terms of the Unit Operating Agreement to modernize the said agreement, to specifically provide for Unit CO2 Requirements, to provide for the voting rights of the Reversionary Interest, and for various and sundry other reasons.

NOW, THEREFORE, it is provided as follows:

ARTICLE 1

CONFIRMATION OF UNIT AGREEMENT

1.1.  Confirmation of Unit Agreement. The Unit Agreement is hereby confirmed and by reference made a part of this Agreement. The definitions in the Unit Agreement are adopted for all purposes of this Agreement. If there is any conflict between the Unit Agreement and this Agreement, the Unit Agreement shall govern.

ARTICLE 2

EXHIBITS

2.1.  Exhibits. The following exhibits are incorporated herein by reference or attachment:

2.1.1.  Exhibits "A" (Description of Tracts), "B" (Description of Unit Area) and “C” (Schedule of Participation) of the Unit Agreement.

2.1.2.  Exhibit "D" attached hereto is a schedule showing the Working Interest Owners and the Unit Participation of each Working Interest Owner. Exhibit "D" or a revision thereof shall not be conclusive as to the information therein, except it may be used as showing the Unit Participations of Working Interest Owners for purposes of this Agreement until shown to be in error and revised as herein authorized.

2.1.3.  Exhibit "E" attached hereto is the Accounting Procedure applicable to Unit Operations. If there is any conflict between this Agreement and Exhibit "E" this Agreement shall govern.

2.1.4.  Exhibit "F" attached hereto is Unit Operator's Federal Equal Employment agreement and certification.

2.1.5.  Exhibit “G” attached hereto is the Gas Storage and Balancing Agreement.

2.2.  Revision of Exhibits. Whenever Exhibits "A", ”B" and “C” are revised, Exhibit "D" shall be revised accordingly and be effective as of the same date.

2.3.  Reference to Exhibits. When reference is made herein to an exhibit, it is to be the original exhibit or, if revised, to the last revision.

ARTICLE 3

SUPERVISION OF OPERATIONS

3.1.  Overall Supervision. Unit Operator shall exercise overall supervision and control of all matters pertaining to Unit Operations. In the exercise of such authority, Unit Operator shall act solely in its own behalf in the capacity of an individual owner and is not acting on behalf of the Working Interest Owners as an entirety. Individual Working Interest Owners participate in unit activities at their own risk and expense and may have input as to the overall unit objectives and approach.

3.2.  Specific Authority and Duties.

(a) Prior to Payout. Prior to Payout, Unit Operator shall have full supervision and control of all matters pertaining to Unit Operations. It shall have full authority to decide and take such action it deems appropriate in achieving the overall unit objectives and approach. Accordingly, the voting provisions of Article 4 (Manner of Supervising Control) shall not be applicable (except to change or amend this Agreement) until Payout has been achieved. The only limitations upon same shall be the following, to-wit:

(i) NGS shall have the right to make reasonable site visits to the Delhi Holt-Bryant Unit with its employees, agents, or investors, after reasonable notice to Unit Operator, and at NGS’ sole cost, risk and expense, and this right shall not be unreasonably withheld;

(ii) Unit Operator shall provide to NGS (1) on a monthly basis operating reports covering revenues, operating expenses, capital expenditures, production and injection volumes and product prices received; and (2) a quarterly statement (with all supporting documentation) identifying the status of Total Net Cash Flow amounts (as defined in the PSA) and Payout Statement for the Delhi Holt Bryant Unit; and (3) a quarterly report including historical and prospective technical information relating to the Delhi Holt Bryant Unit including, but not limited to injection and production data on a field and well basis, well logs, cores, tests and any other data necessary for NGS to perform its own technical analysis; and (4) the right to request an annual technical presentation, in addition to one “kick-off” presentation within 180 days after the Effective Date, to be presented to NGS by the appropriate technical staff of Unit Operator. NGS shall have the right to conduct an annual audit of the accounts and records of Unit Operator (at a mutually convenient time during Unit Operator’s normal business hours and in accordance with the Council of Petroleum Accountants Society guidelines and practices for audits by working interest owners) to verify the accounting for the Total Net Cash Flow amount and Payout. Such audits may be performed by NGS directly or through an independent accounting firm of its choice, but in each case at NGS’ sole cost and expense. Notwithstanding the above, all Payout accounting by Unit Operator during any calendar year shall conclusively be presumed true and correct after twenty four months following the end of any such calendar year, unless within the said twenty four month period, NGS takes written exception thereto and makes claim on Unit Operator for adjustments.

(iii) NGS may vote its Reversionary Interest with respect to any changes or amendments to the Unit Operating Agreement.

(b) After Payout. After Payout, the matters requiring approval of the Working Interest Owners shall include the following:

3.2.1.    Method of Operation. The method of operation, including the type of recovery program to be employed.

3.2.2.    Drilling of Wells. The drilling of any well whether for production of Unitized Substances, for use as an injection well, or for other purposes.

3.2.3.    Well Recompletions and Change of Status. The recompletion, abandonment, or change of status of any well, or the use of any well for injection or other purposes.

3.2.4.    Expenditures. The making of any single expenditure in excess of Fifty Thousand Dollars ($50,000); provided that, approval by the Working Interest Owners, of the drilling, recompletion, deepening, or plugging back of any wellshall include the approval of all necessary expenditures required therefore, and for completing, testing, and equipping the same, including necessary flow lines, separators, and lease tankage.

3.2.5.  Appearance Before a Court or Regulatory Agency. The designation of a representative to appear before any court or regulatory agency in matters pertaining to Unit Operations; however, such designation shall not prevent any Working Interest Owner from appearing in person or from designating another representative in its own behalf.

3.2.6.  Audit Exceptions. The settlement of unresolved audit exceptions.

3.2.7.  Inventories. The taking of periodic inventories as provided by Exhibit "E".

3.2.8.  Technical Services. The authorizing of charges to the joint account for services by consultants or Unit Operator's technical personnel not covered by the charges provided by Exhibit "E".

3.2.9.  Assignments to Committees. The appointment of committees to study any problems in connection with Unit Operations.

3.2.10.    Selection of Successor Unit Operator. The selection of a successor Unit Operator.

3.2.11.    Enlargements and Amendments. Enlargements of the Unit Area, or the amending of this Agreement or the Unit Agreement.

3.2.12.    Investment Adjustment. The adjustment and readjustment of investments.

3.2.13.    Termination of Unit Agreement. The termination of the Unit Agreement as provided therein.

ARTICLE 4

MANNER OF EXERCISING SUPERVISION

4.1.    Designation of Representative. Each Working Interest Owner shall inform Unit Operator in writing of the name and address of the representative who is authorized to represent and bind such Working Interest Owner with respect to Unit Operations. Should any Working Interest Owner fail to inform the Unit Operator in writing of the name and address of its representative and fails to receive a notice sent pursuant to the terms of the Unit Agreement or Unit Operating Agreement, such Working Interest Owner shall forfeit any right to contest whether the notice was properly sent by the Unit Operator. The representative may be changed from time to time by written notice to Unit Operator.

4.2.    Meetings. All meetings of Working Interest Owners shall be called by Unit Operator upon its own motion or at the request of one or more Working Interest Owners having a total Unit Participation of not less than twenty percent (20%). No meeting shall be called on less than fourteen (14) days' advance written notice, with agenda for the meeting attached. Working Interest Owners who attend the meeting may amend items included in the agenda and may act upon an amended item or other items presented at the meeting. The representative of Unit Operator shall be chairman of each meeting.

4.3.    Voting Procedure. Working Interest Owners shall determine all matters coming before them as follows:

4.3.1.    Voting Interest. Each Working Interest Owner shall have a voting interest equal to its Unit Participation.

4.3.2.    Vote Required. Unless otherwise provided herein or in the Unit Agreement, Working Interest Owners shall determine all matters by the affirmative vote of one or more Working Interest Owners having a combined voting interest of at least seventy-seven percent (77%).

4.3.3.    Vote at Meeting by Nonattending Working Interest Owner. Any Working Interest Owner who is not represented at a meeting may vote on any agenda item by letter or telegram addressed to the representative of Unit Operator if its vote is received prior to the vote at the meeting.

4.3.4.    Poll Votes. Working Interest Owners may vote by letter or telegram on any matter submitted in writing to all Working Interest Owners. If a meeting is not requested, within fifteen (15) days after a written proposal is sent to Working Interest Owners, the vote taken by letter or telegram shall control. Failure to respond within fifteen (15) days of the sending of the written proposal shall be deemed a concurrence with such proposal. Unit Operator shall give prompt notice of the results of such voting to each Working Interest Owner.

ARTICLE 5

INDIVIDUAL RIGHTS OF WORKING INTEREST OWNERS/ TAKING IN KIND

5.1.  Reservation of Rights. Working Interest Owners retain all their rights, except as otherwise provided in this Agreement or the Unit Agreement.

5.2.  Reports. Upon written request, Working Interest Owners have the right to receive from Unit Operator, copies of all reports to any governmental agency, reports of liquid hydrocarbon runs and stocks, inventory reports, and all other information pertaining to Unit Operations. The cost of gathering and furnishing information not ordinarily furnished by Unit Operator to all Working Interest Owners shall be charged to the Working Interest Owner that requests the information.

5.3.  Audits. Each Working Interest Owner shall have the right to audit the accounts of Unit Operator pertaining to Unit Operations according to the provisions of Exhibit "E".

5.4.  Taking Production in Kind. Each party shall take in kind or separately dispose of its proportionate share of all oil and gas produced from the Unit Area, exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Unit Operator’s surface facilities which it uses. Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Unit Area, and, shall be entitled to receive payment directly from the purchaser thereof for its share of all production. The right of NGS to take in kind is subject to Unit Operator reserving a competitive call on NGS’ share of production (but not its overriding royalty interest share of production), as follows. In the event, NGS receives a bona fide offer from a third party to purchase all or a part of its working interest share of production, NGS shall disclose such principal terms and conditions (the “Offer”) in detail to Unit Operator in a written notice. Unit Operator shall have the right to purchase NGS’ share of production on the same terms and conditions of the Offer, if within fifteen (15) days after receipt of the Offer, Unit Operator delivers to NGS a written acceptance of same.

In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil and gas produced from the Unit Area, Unit Operator shall, subject to the revocation at will by the party owning it, purchase such oil and/or gas, or sell it to others at any time and from time to time, for the account of the non-taking party at the same price obtained by the Unit Operator for such production. Any such purchase or sale by Unit Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil and/or gas not previously delivered to a purchaser. Any purchase or sale by Unit Operator of any other party’s share of oil and/or gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

In the event one or more parties’ separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with the gas balancing agreement attached hereto as Exhibit “G”.

ARTICLE 6

UNIT OPERATOR

6.1.  Unit Operator. Denbury Onshore, LLC, is designated as Unit Operator.

6.2.  Resignation or Removal. Unit Operator may resign at any time. Such resignation shall not become effective for a period of three (3) months after the resignation, unless a successor Unit Operator has taken over Unit Operations prior to the expiration of such period. Unit Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership. A change of a corporate name or structure of Unit Operator or transfer of Unit Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

6.3.  Selection of Successor. Upon the resignation or removal of Unit Operator, a successor Unit Operator shall be selected by Working Interest Owners. The successor Unit Operator shall be selected by the affirmative vote of Working Interest Owners having sixty percent (60%) or more of the voting interest. Provided, however, that if a Unit Operator which has been removed fails to vote or votes only to succeed itself, the successor Unit Operator shall be selected by the affirmative vote of one (1) or more parties owning a majority interest remaining after excluding the voting interest of the Unit Operator that was removed.

ARTICLE 7

AUTHORITY AND DUTIES OF UNIT OPERATOR

7.1.  Exclusive Right to Operate Unit. Subject to the provisions of this Agreement, Unit Operator shall have the exclusive right and be obligated to conduct Unit Operations.

7.2.  Workmanlike Conduct. Unit Operator shall conduct Unit Operations in a good and workmanlike manner as would a prudent operator under the same or similar circumstances. Unit Operator shall freely consult with Working Interest Owners keeping them informed of all matters which Unit Operator, in the exercise of its best judgment, considers important. Unit Operator shall not be liable to Working Interest Owners for damages, unless such damages result from gross negligence or willful misconduct.

7.3.  Liens and Encumbrances. Unit Operator shall endeavor to keep the lands and leases in the Unit Area and Unit Equipment free from all liens and encumbrances occasioned by Unit Operations, except those provided for in Article 11.

7.4.  Employees. The number of employees used by Unit Operator in conducting Unit Operations, their selection, hours of labor, and compensation shall be determined by Unit Operator; provided the above are appropriate for operations conducted in the area and are consistent with industry practices. Such employees shall be the employees of Unit Operator.

7.5.  Records. Unit Operator shall keeps correct books, accounts, and records of Unit Operations.

7.6.  Reports to Working Interest Owners. Unit Operator shall timely furnish Working Interest Owners periodic reports of Unit Operations.

7.7.  Reports to Governmental Authorities. Unit Operator shall timely make all reports to governmental authorities that it has the duty to make as Unit Operator.

7.8.  Engineering and Geological Information. Unit Operator shall furnish to each Working Interest Owner, upon written request, a copy of all logs and other engineering and geological data pertaining to wells drilled for Unit Operations.

7.9.  Expenditures. Prior to Payout of the NGS interest, Unit Operator is authorized to make single expenditures not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) without prior approval of Working Interest Owners. After Payout of the NGS interest, Unit Operator is authorized to make single expenditures not in excess of Fifty Thousand Dollars ($50,000.00). In the event of an emergency, Unit Operator may immediately make or incur such expenditures as, in its opinion, are required to deal with the emergency.

7.10.  Wells Drilled by Unit Operator. All wells drilled by Unit Operator shall be at the rates prevailing in the area in accordance with Exhibit "E" (Accounting Procedure, Article II.8). Unit Operator may employ its own tools and equipment, but the charge therefore shall be governed by Exhibit “E”.

ARTICLE 8

TAXES

8.1.  Property Taxes. Beginning with the first calendar year after the Effective Date hereof, Unit Operator shall make and file all necessary property tax renditions and returns with the proper taxing authorities with respect to all property of each Working Interest Owner used or held by Unit Operator for Unit Operations. Unit Operator shall settle assessments arising therefrom. All such property taxes shall be paid by Unit Operator and charged to the joint account.

8.2.  Other Taxes. Each Working Interest Owner shall pay or cause to be paid all production, severance, gathering, and other taxes imposed upon or with respect to the production or handling of its share of Unitized Substances.

8.3.   Income Tax Election. Notwithstanding any provisions herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if for federal income tax purposes this Agreement and the operations hereunder are regarded as a partnership, then each Person hereby affected elects to be excluded from the application of all of the provisions of Subchapter K, Chapter l, Subtitle A of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Unit Operator is authorized and directed to execute on behalf of each Person hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761-l (a) and 2. Should there be any requirement that each Person hereby affected give further evidence of this election, each such Person shall execute such documents and furnish such other evidence as may be required by the federal Internal Revenue Service or as may be necessary to evidence this election. No such Person shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Unit Area is located or any future income tax law of the United States contain provisions similar to those in Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of l986, as amended, under which an election similar to that provided by Section 761 of the Code is permitted, each Person affected hereby makes such election as may be permitted or required by such laws. In making the foregoing election, each such Person states that the income derived by such Person from Unit Operations can be adequately determined without the computation of partnership taxable income.

ARTICLE 9

INSURANCE

9.1.  Insurance. Unit Operator, with respect to Unit Operations, shall:

(a)	carry Workers' Compensation Insurance with statutory benefits for the applicable state,

(b)	carry employer's liability in amounts not less than One Million Dollars ($1,000,000.00) and comply with such other insurance requirements of the laws of the state,

(c)	carry auto liability (covering all owned and non-owned vehicles) in amounts not less than One Million Dollars ($1,000,000.00)

(d)	carry general liability insurance in amounts not less than One Million Dollars ($1,000,000.00) per occurrence,

(e)	carry control of well/operator’s extra expense (blowout) insurance in amounts not less than Ten Million Dollars ($10,000,000.00), and

(f)	carry excess umbrella liability insurance in amounts not less than Ten Million Dollars ($10,000,000.00).

Premiums for such insurance coverage will be charged to the joint account.

No other insurance will be carried by Unit Operator for the benefit of the joint account. Each Working Interest Owner individually may acquire such other insurance as it deems proper to protect itself against claims growing out of personal injury to or death of third parties or injury to or destruction of property of third parties resulting from Unit Operations, and on equipment used for the benefit of the Unit.

ARTICLE 10

ADJUSTMENT OF INVESTMENTS

10.1.  Investment Adjustment Due to Subsequent Enlargement of Unit Area. If the Unit Area is subsequently enlarged to include additional Tracts, the Working Interest Owners of such additional Tracts shall, upon the effective date of the enlargement, deliver to Unit Operator all wells on such additional Tracts completed in the Unitized Formation, casing and tubing in each well, the wellhead connections thereon, all other lease and operating equipment that is used in the operation of such wells which Working Interest Owners in the Unit Area as enlarged determine is necessary or desirable for Unit Operations, and a copy of all production and well records of such wells. Working Interest Owners shall, at Unit Expense, inventory and evaluate, as determined by Working Interest Owners, the personal property taken over. Such inventory shall include and be limited to those items of equipment considered controllable under Exhibit "E" except, upon determination of Working Interest Owners, specific terms considered non-controllable may be included in the inventory in order to insure a more equitable adjustment of investment. All non-controllable items, though excluded from the inventory, shall nevertheless be taken over by the Unit Operator. Casing shall be inventoried, but assigned no value.

10.2.  Ownership of Property and Facilities. Each Working Interest Owner, individually, shall, by virtue hereof, own an undivided interest, equal to its Unit Participation in all wells, equipment, and facilities acquired by Unit Operator pursuant to this Agreement; provided that the Unit Operator shall be the sole owner of the CO2 pipelines as per Paragraph 12.2, below.

ARTICLE 11

Unit Expense

11.1.  Basis of Charge to Working Interest Owners. Subject to the provisions of Article 11.2 hereof, Unit Operator initially shall pay all Unit Expenses. All charges, credits and accounting for Unit Expenses shall be in accordance with Exhibit "E" attached hereto. Each Working Interest Owner shall reimburse Unit Operator for its share of Unit Expenses in accordance with the following:

11.1.1.  Pre-Unitization Expense. Intentionally deleted.

11.1.2.  Production Operating Expenses. All operating costs associated with producing wells or production facilities and the monthly operating overhead costs for producing wells prescribed in Exhibit "E" attached hereto shall be allocated to the Working Interest Owners based upon Unit Participation.

11.1.3.  Enhanced Recovery Operating Expenses. All operating costs associated with injection wells, injection lines, injection facilities, monthly operating overhead costs for injection wells prescribed in Exhibit "E" attached hereto and the cost of injection fluids or gases shall be allocated to the Working Interest Owners based upon Unit Participation.

11.1.4.  Investment Costs. All costs for equipment, drilling and completion of wells, conversion of wells for injection and/or disposal purposes, construction of production or enhanced recovery facilities and drilling overhead costs and major construction and catastrophe overhead costs prescribed in Exhibit "E" attached hereto shall be allocated to the Working Interest Owners based upon Unit Participation.

11.1.5.    Site Specific Trust Account/Plugging and Reclamation Fund.  A Site Specific Trust Account (“SSTA”) with the Office of Conservation, Department of Natural Resources, State of Louisiana (the “State”), has been established under the terms of La. R.S. 30: 80, et seq. The security provided to the State in connection with the SSTA is specifically for the proper plugging and abandonment of the well or wells, associated site restoration and response to emergencies.” The SSTA specifically relates to all existing wells in the Delhi Holt-Bryant Unit, except the Delhi Unit 70-4, 87-3, 92-2, 139-2 and 225-2 Wells.

(a) Unit Operator may establish a Plugging, Abandonment and Reclamation Fund (the “PAR Fund”) to fund the costs associated with the plugging, abandonment and reclamation of all Unit wells not covered by the existing SSTA (the “PAR Costs”). In the event that Unit Operator establishes a PAR Fund, Unit Operator shall establish an escrow fund and shall deposit all amounts received from Working Interest owners attributable to the PAR Fund into a third party escrow fund (the “Escrow Funds”). Upon receipt of the Escrow Funds and thereafter, subject to written instruction and/or confirmation from Buyer and Seller, Unit Operator may invest the Escrow Funds in (i) time deposits in US banks, only to the extent that such deposits are fully insured by the FDIC; or (ii) short-term debt instruments issued or guaranteed by the United States, its agencies or instrumentalities; or (iii) repurchase agreements backed by securities issued or guaranteed by the United States, it agencies or instrumentalities; or (iv) money market funds investing in any of the above-listed securities.  The maximum allowable maturity for any investment shall be five years, unless invested in Treasury Inflation Protected Securities, in which event, the maximum allowable maturity shall not exceed the expected remaining life of the field. Interest accruing on said fund shall become a part of the corpus of said fund.

(b) Upon the establishment of a PAR Fund by the Unit Operator, the Unit Operator shall make a good faith determination of PAR Costs of all existing Unit wells not covered by the SSTA. The Unit Operator shall charge the Joint Account in proportion to each Working Interest Owner’s interest, an amount sufficient, per month until the PAR Fund has been fully funded to cover the PAR Costs, said monthly amount shall not exceed fifteen thousand dollars ($15,000.00). The amount maintained in the PAR Fund, shall be adjusted annually on the anniversary date of the establishment of the PAR Fund to determine the amount of money necessary to fully fund the PAR Costs. Based on the Unit Operators annual good faith estimate, in the event the PAR Costs exceed the PAR Fund, the Unit Operator may charge the Joint Account with an amount sufficient to fully fund the Par Fund to cover all estimated PAR Costs.

(c) Any costs incurred by the Unit Operator for the plugging, abandonment or reclamation of any Unit well or wells shall be paid from the SSTA or the Par Fund, and shall not be charged to the Joint Account, unless the amount in the SSTA or the Par Fund, as the case may be, is not sufficient to cover all of these costs, in such event such costs will be charged to the Joint Account in proportion to each Working Interest Owner’s interest.

(d) Should, after the termination of this Agreement and the plugging, abandonment and associated site restoration within the Unit Area, there be funds remaining in the SSTA or the PAR Fund, said funds shall be distributed to the Working Interest Owner in accordance with their Working Interest Unit Participation as of the date of termination of this Agreement. In the event the SSTA and the PAR Fund do not cover the full costs of plugging and abandonment and associated site restoration as to all Unit Wells in the Unit Area, the Working Interest Owners shall pay to the Joint Account their proportionate share of the costs of plugging and abandoning, and associated site restoration as to all Unit Wells in accordance with their Working Interest Unit Participation as of the date of termination of this Agreement.

11.2.  Advance Billings. Unit Operator shall have the right, at its option, to require other Working Interest Owners to advance their respective proportion of estimated developmental costs and expenses pursuant to Exhibit "E" Section I, Paragraph Number 3.

11.3.  Commingling of Funds. Funds received by Unit Operator under this Agreement need not be segregated by Unit Operator or maintained by it as a separate fund, but may be commingled with its own funds, except for any funds received for the PAR Fund which must be segregated in accordance with the terms of this Agreement.

11.4  Security Rights. In addition to any other security rights and remedies provided for by the laws of this State with respect to services rendered or materials and equipment furnished under this Agreement, each Working Interest Owner grants Unit Operator a first and a prior lien upon its Working Interest, including the Unitized Substances and Unit Equipment credited thereto, in order to secure payment of the Unit Expense charged against such Working Interest, together with interest of one percent (1.00%) per month or the maximum rate allowed by law, whichever is less. The filing of suit and the obtaining of a judgment by Unit Operator for the secured indebtedness shall not be deemed an election of remedies or prejudice its security rights for the payment thereof. If any Working Interest Owner does not pay its share of Unit Expense when due and is in Default as provided for hereinbelow, Unit Operator shall have the right, without prejudice to other rights and remedies, to collect from the purchaser the proceeds from the sale of such Working Interest Owner's share of Unitized Substances until the amount owed, plus interest at the rate herein provided, has been paid. The Unit Operator shall have the continuing right to recoup unit expenses from a Unit Owner who is in Default as long as production continues no matter how much time passes between the expense being incurred and the production against which it is offset. Each purchaser shall be entitled to rely on Unit Operator's written statement concerning the amount owed and the interest payable thereon. Unit Operator grants a like lien and security interest to the Working Interest Owners.

Any surplus received by Unit Operator from any sale of production pursuant to this Section or Section 11.6 below shall be credited to the Person or Persons from whom it was deducted in the proportion of their respective interest.

In addition to the foregoing, each Working Interest Owner's interest in the Unit Area shall be responsible for its proportionate share of the cost and expense of Unit Operations, and the Unit Operator shall have a lien thereon to secure payment of such share. When any Working Interest Owner fails to pay its part thereof when due and interest thereon at the rate above provided and is in Default as provided for hereinbelow, then all of such Working Interest Owner's interest in the Unitized Substances and Unit Equipment may be foreclosed in the same manner and under the same procedure provided for regarding the foreclosure of mortgages. A transfer or conversion of any Working Interest Owner's interest or any portion thereof, however accomplished shall not relieve the transferred interest of the Unit Operator’s lien on said interest for the cost and expense of Unit Operations past or prospective. In the event any Working Interest Owner fails to pay its joint interest billing when due herein, and foreclosure proceedings are commenced by the Unit Operator, the Unit Operator shall be entitled to recover all of its reasonable costs expended for such proceedings, including, but not limited to, court costs and reasonable attorney fees even if the delinquent working interest owner thereafter pays its unpaid unit expenses.

11.5.  Notice of Default/Opportunity to Cure/Unpaid Unit Expense.

(a) If any Working Interest Owner fails to pay its share of Unit Expense within thirty (30) days after rendition of a statement (the “Statement”) therefore by Unit Operator, Unit Operator may send a written Notice of Default to the said defaulting Working Interest Owner, which Notice shall specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article 11.  Failure by the Unit Operator to send a written Notice of Default shall preclude the Unit Operator from exercising any statutory or common law remedies or any other remedy set forth in this Agreement. If the default in payment is not cured within thirty (30) days (the “30 Day Notice Period”) after the delivery of such Notice of Default, then the Working Interest Owner is conclusively presumed to be in default (hereinafter referred to as “Default”) and the Unit Operator shall have the right to exercise any of the remedies provided in this Agreement. If a Working Interest Owner fails to pay all or any part of its share of Unit Expenses due under the terms of this Agreement as a result of a legitimate disagreement as to the appropriateness of all or any part of such Unit Expense, the defaults and remedies provisions of this Agreement shall not be applicable if the Working Interest Owner does the following: (i) makes such disagreement and the grounds therefore known to the Unit Operator, in writing, certified by an officer of the Working Interest Owner, by the later of the due date of the Statement or the end of the 30 Day Notice Period, an (ii) tenders payment of all un-disputed amounts to the Unit Operator. Thereafter, the Parties shall attempt to resolve the matter within sixty (60) days after the end of the 30 Day Notice Period.

(b) If a Working Interest Owner is in Default, each non-defaulting Working Interest Owner, including Unit Operator as a Working Interest Owner, shall, upon request by Unit Operator, pay the unpaid amount as if it were Unit Expense in the proportion that the Unit Participation of each such Working Interest Owner bears to the Unit Participation of all non-defaulting Working Interest Owners. Working Interest Owners who pay the share of Unit Expense of a defaulting Working Interest Owner shall be reimbursed by Unit Operator of the amount so paid, plus any interest collected thereon upon receipt by Unit Operator of any past due amount collected from the defaulting Working Interest Owner. A Working Interest Owner who is in Default shall lose its voting interest during its period of Default as to operational matters, but shall not lose its voting interest as to amending this Agreement. Its voting rights shall be shared proportionally and exercised by each of the non-defaulting Working Interest Owners. Each Working Interest Owner paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in Article 11.4 of this Agreement.

11.6.  Carved-Out Interest. If any Working Interest Owner shall, create an overriding royalty, production payment, net proceeds interest, carried interest, or any other interest out of its Working Interest ownership after the time of Closing of the PSA, such carved-out interest shall be subject to the terms and provisions of this Agreement, specifically including, but without limitation, Article 11.4 hereof entitled "Lien and Security Interest of Unit Operator and Working Interest Owners." If the Working Interest Owner creating such carved-out interest (1) fails to pay any Unit Expense chargeable to such Working Interest Owner under this Agreement, and the production of Unitized Substances accruing to the credit of such Working Interest Owner is insufficient for that purpose, or (b) withdraws from this Agreement under the terms and provisions of Article 18 hereof, the carved-out interest shall be chargeable with a pro rata portion of all Unit Expense incurred hereunder, the same as though carved-out interest were a Working Interest, and Unit Operator shall have the right to enforce against such carved-out interest the lien and all other rights granted in Article 11.4 for the purpose of collecting the Unit Expense chargeable to the carved-out interest.

11.7.  Rentals. The Working Interest owners in each Tract shall pay all rentals, minimum royalty, advance rentals or delay rentals due under the lease thereon and shall concurrently submit to the Unit Operator, upon written request, evidence of payment.

ARTICLE 12

UNIT CO2 REQUIREMENTS/ADDITIONAL CAPITAL EXPENDITURE COMMITMENT TO NGS

12.1.    CO2 Supply. If CO2 is used by Unit Operator for enhanced oil production from the Delhi Holt-Bryant Unit, Unit Operator shall act as a reasonable prudent operator in delivering CO2 to the Delhi Holt-Bryant Unit in a timely manner and in sufficient quantities to efficiently conduct operations to enhance oil production. Unit Operator will deliver CO2 to the Delhi Holt-Bryant Unit at a pipeline pressure of 1100 psi for a fixed transportation cost per standard mcf of twenty cents ($.20), for a period of time not to exceed ten (10) years from the date of first pipeline deliveries of CO2 to the Delhi Holt-Bryant Unit. The agreed cost for the CO2 delivered to the Delhi Holt-Bryant Unit will be equal to one percent (1%) of the price per barrel of crude oil sold from the Delhi Holt-Bryant Unit per standard mcf of CO2 as determined each month. The agreed cost of the CO2 delivered by the Unit Operator to the Delhi Holt-Bryant Unit shall not increase for the entire life of the CO2 operations conducted on the Delhi Holt-Bryant Unit. The above transportation costs and costs for CO2 are stipulated by Unit Operator and NGS to be the deemed costs for purposes of the Delhi Holt-Bryant Unit, regardless of actual costs or other factors or circumstances. All CO2 injected into the Delhi Holt-Bryant Unit shall be owned by the Working Interest Owners proportionate to their interests. Any CO2 delivered to the Delhi Holt-Bryant Unit and used by Unit Operator for any purpose other than in the Delhi Holt-Bryant Unit shall be credited to the Total Net Cash Flow calculation (as per the PSA) as revenue at the same cost that the CO2 is charged as provided above.

12.2.    CO2 Pipeline Cost. Costs associated with building, owning, operating, and maintaining CO2 pipelines used by Unit Operator to deliver CO2 to the Delhi Holt-Bryant Unit and within the Delhi Holt-Bryant Unit, including pipelines from the source field for the CO2, shall not be included in the computation of the costs used to determine “Total Net Cash Flow” or “Payout” (under the PSA), but shall only be used in computing the capital expenditure commitment set forth in Paragraph 12.3, below. All such CO2 pipelines shall be owned solely by Unit Operator, and NGS shall not bear any costs or have or be entitled to any interest in such pipelines, reversionary or otherwise.

12.3.    Additional Capital Expenditure.

(a)  Unit Operator has agreed to spend one hundred million dollars ($100,000,000.00) of cumulative capital expenditures (the “Required Cumulative Capital Expenditure Amounts”) for the development of enhanced production operation for the Delhi Holt-Bryant Unit, which will include but is not limited to the cost of field development, facilities and CO2 delivery pipelines. Unit Operator shall make the Required Cumulative Capital Expenditures Amounts on or before the Commitment Dates set forth below:

Commitment Date	Required Cumulative Capital Expenditure Amount
December 31, 2007	$17,500,000
December 31, 2008	$35,000,000
December 31, 2009	$52,500,000
December 31, 2010	$70,000,000
December 31, 2011	$87,500,000
December 31, 2012	$100,000,000

If the Unit Operator spends in excess of one hundred million dollars ($100,000,000.00) prior to the end of December 31, 2012, the development obligation has been fulfilled.

(b)  In the event Unit Operator fails to expend the Required Cumulative Capital Expenditure Amounts by the Commitment Dates set forth in (a) above, NGS shall be entitled to a cash payment equal to ten percent, (10.0%) of the difference between the Required Cumulative Capital Expenditure Amounts for the applicable Commitment Date and the cumulative capital expenditures actually expended by Unit Operator from the Effective Date through such applicable Commitment Date (hereinafter referred to as the “Shortage Payment”). Said Shortage Payment shall be paid by Unit Operator to NGS within thirty (30) days after each Commitment Date.

ARTICLE 13

NONUNITIZED FORMATIONS

13.1.  Right to Operate. Any Working Interest Owner that now has or hereafter acquires the right to drill for and produce oil, gas, or other minerals, from strata above or below the Unit Area other than the Unitized Formation, shall have the right to do so notwithstanding this Agreement or the Unit Agreement. In exercising the right, however, such Working Interest Owner shall exercise care to prevent unreasonable interference with Unit Operations. No Working Interest Owner other than Unit Operator shall produce Unitized Substances. If any Working Interest Owner drills any well into or through the Unitized Formation, the Unitized Formation shall be protected in a manner satisfactory to Unit Operator so that the production of Unitized Substances will not be affected adversely.

ARTICLE 14

TITLES

14.1.  Warranty and Indemnity. Each Working Interest Owner represents and warrants that it is the owner of the respective Working Interests set forth opposite its name in Exhibit "D" and agrees to indemnify and hold harmless the other Working Interest Owners from any loss due to failure, in whole or in part, of its title to any such interest, except failure of title arising because of Unit Operations; however, such indemnity and any liability for breach of warranty, shall be limited to an amount equal to the net value that has been received from the sale or receipt of Unitized Substances attributed to the interest as to which title failed. Each failure of title will be deemed to be effective, insofar as this Agreement is concerned, as of 7:00 o’clock a.m. on the first day of the calendar month in which such failure is finally determined, and there shall be no retroactive adjustment of unit expense, or retroactive allocation of Unitized Substances or the proceeds therefrom, as a result of a title failure.

14.2.  Failure Because of Unit Operations. The failure of title to any Working Interest in any Tract because of Unit operations, including nonproduction from such Tract, shall not change the Unit Participation of the Working Interest Owner whose title failed in relation to the Unit Participations of the other Working Interest Owners at the time of the title failure.

14.3.  Title Examination. Unit Operator is hereby authorized to conduct such title examination and title curative work on any Tract or Tracts (whether owned by Unit Operator or any other Working Interest Owner) as it deems necessary or advisable for time to time; and each Working Interest Owner who owns any interest in any such Tract agrees to cooperate in such title examination and agrees to furnish to Unit Operator all records affecting title, including but not limited to title opinions and abstracts of title, that may be in such Working Interest Owner’s possession or control. All costs and expenses incurred in such title examination and curative work conducted for said purposes shall be treated as a direct charge under Unit Expense. Upon request, Unit Operator shall make available to Working Interest Owner, at Unit Operator’s convenience, all such records affecting title to Tracts contributed by such Working Interest Owner, including, but not limited to, title opinions and abstracts of title that may be in Unit Operator’s possession and control, and Working Interest Owner may have copies of such records made at Working Interest Owner’s sole expense.

ARTICLE 15

LIABILITY CLAIMS AND SUITS

15.1.  Individual Liability. The duties, obligations and liabilities of Working Interest Owners shall be several and not joint or collective; and nothing herein shall ever be construed as creating a partnership of any kind, joint venture, association or trust among Working Interest Owners.

15.2.  Settlements. Unit Operator may settle any single damage claim or suit involving Unit Operations if the expenditure does not exceed Fifty Thousand Dollars ($50,000) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, Unit Operator, working in conjunction with the other Working Interest Owners shall determine the further handling of the claim or suit. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be an item of Unit Expense, subject to such limitation as is set forth in Exhibit "E". If a claim is made against any Working Interest Owner, of if any Working interest Owner is sued on account of any matter arising from Unit Operations over which such Working Interest Owner individually has no control because of the rights given Working Interest Owners and Unit Operator by this Agreement and the Unit Agreement, the Working Interest Owner shall immediately notify Unit Operator, and the claim or suit shall be treated as any other claim or suit involving Unit Operations.

15.3.  Notice of Loss. Unit Operator shall report to Working Interest Owners as soon as practicable after each occurrence, damage or loss to Unit Equipment, and each accident, occurrence, claim or suit involving third party bodily injury or property damage which in Unit Operators opinion could result in a claim or loss exceeding Fifty Thousand Dollars ($50,000.00) and which is not covered by insurance carried for the benefit of Working Interest Owners.

ARTICLE 16

NONDISCRIMINATION

16.1.  Nondiscrimination. During the performance of work under this Agreement, Unit Operator agrees and certifies to all of the Federal Equal Employment Provisions contained in Exhibit "F".

ARTICLE 17

NOTICES

17.1.  Notices. All notices required hereunder shall be in writing and shall be deemed to have been properly served when sent by mail or telegram to the address of the representative of each Working Interest Owner as furnished to Unit Operator in accordance with Article 4.

ARTICLE 18

WITHDRAWAL OF WORKING INTEREST OWNER

18.1.  Withdrawal. A Working Interest Owner may withdraw from this Agreement by transferring, without warranty of title, either expressed or implied, to the Unit Operator all of its Working Interest, together with its interest in all Unit Equipment and in all wells used in Unit Operations, provided that such transfer shall not relieve such Working Interest Owner from any obligation or liability incurred prior to the first day of the month following receipt by Unit Operator of such transfer. The transferred interest shall be owned by the Unit Operator. Unit Operator shall pay the transferor for its interest in Unit Equipment, the salvage value thereof less its share of the estimated cost of salvaging same and of plugging and abandoning all wells then being used or held for Unit Operations. In the event such withdrawing owner's interest in the aforesaid salvage value is less than such owner's share of such estimated costs, the withdrawing owner, as a condition precedent to withdrawal, shall pay the Unit Operator, a sum equal to the deficiency. Within sixty (60) days after receiving delivery of the transfer, Unit Operator shall render a final statement to the withdrawing owner for its share of Unit Expense, including any deficiency in salvage value incurred as of the first day of the month following the date of receipt of the transfer. Provided all Unit Expense, including any deficiency hereunder, due from the withdrawing owner has been paid in full within thirty (30) days after the rendering of such final statement by the Unit Operator, the transfer shall be effective the first day of the month following its receipt by Unit Operator and, as of such effective date, withdrawing owner shall be relieved from all further obligations and liabilities hereunder and under the Unit Agreement, and the rights of the withdrawing Working Interest Owner hereunder and under the Unit Agreement shall cease insofar as they existed by virtue of the interest transferred.

18.2.  Limitation on Withdrawal. Notwithstanding anything set forth in section 18.1, Unit Operator may refuse to permit the withdrawal of a Working Interest Owner if its Working Interest is burdened by any royalties, overriding royalties, production payments, net proceeds interest, carried interest, or any other interest created out of the Working Interest in excess of one-eighth (l/8th) lessor's royalty.

ARTICLE 19

ABANDONMENT OF WELLS

19.1.  Rights of Working Interest Owners Prior to Plugging. If Unit Operator determines to permanently abandon any well within the Unit Area prior to termination of the Unit Agreement, Unit Operator shall give written notice thereof to the Working Interest Owners of the Tract on which the well is located, and they shall have the option for a period of thirty (30) days after the sending of such notice to notify Unit Operator in writing of their election to take over and own the well for operations in formations other than the Unit Formation in accordance with the provisions of Article 12. Within ten (10) days after Working Interest Owners of the Tract have notified Unit Operator of their election to take over the well, they shall pay Unit Operator, for credit to the joint account, the net salvage value (including plugging and abandonment) of the equipment, through the wellhead, in and on the well. If no Working Interest Owner elects to take over the well or if Working Interest Owner(s) after electing to take over said well fail to pay the net salvage value within said ten (10) days, (thereby constituting a forfeiture of Working Interest Owners right to take over said well) Unit Operator shall proceed to plug and abandon said well in compliance with applicable laws and regulations. The Working Interest Owners of the Tract, by taking over the well, agree to seal off the Unitized Formation and upon abandonment to plug the well in compliance with applicable laws and regulations.

ARTICLE 20

EFFECTIVE DATE AND TERM

20.l.  Effective Date. The Unit Operating Agreement, as amended and restated herein, shall become effective as of 7:00 a.m., local time, on June 1, 2006.

20.2.  Term. This Unit Operating Agreement, as amended and restated herein, shall continue in effect so long as the Unit Agreement remains in effect, and thereafter until (a) all Unit Wells have been plugged and abandoned or turned over to Working Interest Owners in accordance with Article 19.1.; and (b) all Unit Equipment and real property acquired for the joint account has been disposed of by Unit Operator in accordance with instructions of Working Interest Owners; and (c) there has been a final accounting.

ARTICLE 21

ABANDONMENT OF OPERATIONS

21.1.         Termination. Upon termination of the Unit Agreement, the following will occur:

21.1.1.  Oil and Gas Rights. Oil and Gas rights in and to each separate Tract shall no longer be affected by this Agreement, and thereafter the parties shall be governed by the terms and provisions of the leases, contracts, and other instruments affecting the separate Tracts.

21.1.2.  Right to Operate. Working Interest Owners of any Tract that desire to take over and continue to operate wells located thereon may do so by paying Unit Operator, for credit to the joint account, the net salvage value, of the casing and equipment, through the wellhead, in and on the wells taken over and by agreeing upon abandonment to plug each well in compliance with applicable laws and regulations.

21.1.3.  Salvaging Wells. Unit Operator shall salvage as much of the casing and equipment in or on wells not taken over by Working Interest Owners of separate Tracts as can economically and reasonably be salvaged, and shall cause the wells to be plugged and abandoned in compliance with applicable laws and regulations.

21.1.4.  Cost of Abandonment. The cost of abandonment of Unit Operations shall be Unit Expense.

21.1.5.  Distribution of Assets. Working Interest Owners shall share in the distribution of Unit Equipment, or the proceeds thereof, in proportion to their Unit Participation.

ARTICLE 22

APPROVAL

22.1.  Original, Counterpart, or Other Instrument. An owner of a working Interest may approve this Agreement by signing the original, a counterpart thereof, or other instrument approving this Agreement. The signing of any such instrument shall have the same effect as if all Persons had signed the same instrument.

ARTICLE 23

SUCCESSORS AND ASSIGNS

23.1.  Successors and Assigns. This Agreement shall extend to, be binding upon, and inure to the benefit of the Persons hereto and their respective heirs, devisees, legal representatives, successors and assigns, and shall constitute a covenant running with the lands, leases and interests covered hereby.

ARTICLE 24

MISCELLANEOUS

24.1.  Choice of Law. This Agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the laws of the state of Texas.

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IN WITNESS WHEREOF, the Persons hereto have approved this Agreement on the dates opposite their respective signatures.

DENBURY ONSHORE, LLC

By:
H. Raymond Dubuisson
Vice President - Land

NGS SUB CORP.

By:
Robert S. Herlin
President and Chief Executive Officer

STATE OF TEXAS
COUNTY OF ____________

This instrument was acknowledged before me on this _____ day of _______________, 2006, by H. Raymond Dubuisson, Vice President-Land of Denbury Onshore, LLC, a Delaware Limited Liability Company, on behalf of said limited liability company.

My Commission Expires:

______________________    _________________________________
NOTARY PUBLIC in and for State of Texas

STATE OF TEXAS
COUNTY OF HARRIS

This instrument was acknowledged before me on this _____ day of _______________, 2006, by Robert S. Herlin, President and Chief Executive Officer of NGS Sub Corp., a Delaware corporation, on behalf of said corporation.

My Commission Expires:

______________________    _________________________________
NOTARY PUBLIC in and for State of Texas